Exhibit 21.1

SUBSIDIARIES OF GRAN TIERRA ENERGY INC.

The table below sets forth all subsidiaries of Gran Tierra Energy Inc. and the state or other jurisdiction of incorporation or organization of each as of February 22, 2018.

Subsidiary	Jurisdiction of Incorporation
Gran Tierra Callco ULC	Alberta, Canada
Gran Tierra Exchangeco Inc.	Alberta, Canada
1203647 Alberta Inc.	Alberta, Canada
Gran Tierra Goldstrike Inc.	Alberta, Canada
Petrolifera Petroleum (Colombia) Limited	Cayman Islands
Gran Tierra Energy Cayman Islands Inc.	Cayman Islands
Gran Tierra Energy Canada ULC	Alberta, Canada
Argosy Energy LLC	Delaware
Gran Tierra Energy Colombia, Ltd.	Utah (a limited partnership)
Gran Tierra Resources Limited	Alberta, Canada
Gran Tierra Energy International Holdings Ltd	Cayman Islands
Gran Tierra Luxembourg Holdings S.a.r.l.	Luxembourg
Gran Tierra Colombia Inc.	Cayman Islands
Suroco Energy Venezuela	Venezuela
Vetra Petroamerica P&G Corp.[1]	Barbados
Southeast Investment Corporation[2]	Panama
Gran Tierra (PUT-7) Limited	Cayman
Petrolatina Energy Limited (in liquidation)	United Kingdom
Petrolatina (CA) Limited (in liquidation)	United Kingdom
R.L. Petroleum Corp.	Panama
North Riding Inc.	Panama
Petroleos Del Norte S.A.	Colombia
Taghmen Colombia S.L.	Spain
Taghmen Argentina Limited (in liquidation)	United Kingdom
Gran Tierra México Energy. S. de R. de C.V.	Mexico

1. 72.5% ownership by Petroamerica P&G Corp. The remaining 27.5% is owned by Vetra Southeast S.L. (not a member of the Gran Tierra group).

2. Direct Ownership: Vetra Petroamerica P&G Corp. 67.67%; Vetra Southeast S.L. (not a member of the Gran Tierra group) 32.33% Indirect Ownership: Gran Tierra 49.06% through interest in Vetra Petroamerica P&G Corp.; Vetra Southeast S.L. (not a member of the Gran Tierra Group) 50.94% through a 32.33% direct ownership and an 18.61% indirect interest through Vetra Petroamerica P&G Corp.